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                                PURCHASE AGREEMENT

Purchase Agreement entered into as of March 30, 1998, by and among PruTech Research and Development Partnership II, a California limited partnership ("PruTech II"), PruTech Project Development Partnership, a California limited partnership ("PPDP;" PPDP and PruTech II being collectively referred to herein as "PruTech"), and Nanometrics Incorporated ("Nanometrics"). PruTech and Nanometrics are referred to collectively herein as the "Parties."

                                R E C I T A L S:

WHEREAS, Nanometrics is in the business of manufacturing and selling capital equipment to the semi-conductor industry and to certain other customers;

WHEREAS, PruTech has licensed certain technology to Optical Specialties, Inc., a California corporation ("OSI"), which is used in the development of the Metra line of automatic critical dimension and overlay registration semiconductor wafer measurement systems ("Metra");

WHEREAS, PruTech desires to sell to Nanometrics, and Nanometrics desires to purchase from PruTech, all of PruTech's right, title and interest in and to certain technology and rights related to Metra, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Nanometrics agrees to assume and become responsible for, and indemnify PruTech and its affiliates from and against, all liabilities of PruTech relating to such technology, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1. Basic Transaction.

(a) Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Nanometrics agrees to purchase and acquire from PruTech, and PruTech agrees to sell, assign, transfer, convey and deliver to
Nanometrics:

(i) all of PruTech's right, title and interest in and to, if and to the extent of any interest of PruTech in, all patents and patent rights owned or licensed by PruTech relating to Metra, including the following patents (the "Patents"):
U.S. Patent No. 5,214,492 "Apparatus for Producing an Accurately Aligned Aperture of Selectable Diameter," Issued May 25, 1993 and U.S. Patent 5,308,036 "Kinematics Isolation Stand Connector," Issued May 3, 1994. The term "patents" includes, if and to the extent of any interest of PruTech in, U.S. and foreign patents, patent applications, disclosures and inventions of PruTech

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relating to Metra, if any, and includes, if and to the extent of any interest of PruTech in, improvements, continuations, continuations-in-part, divisions and reissues thereof;

(ii) all of PruTech's right, title and interest in and to, if and to the extent of any interest of PruTech in, any trademarks and service marks relating to Metra, including the following trademarks (the "Trademarks"): "METRA," Federal Registration No. 1,678,055, registered March 3, 1992;

(iii) if and to the extent of any interest of PruTech in, any copyrights, mask work rights, trade secrets or other intellectual property rights in or related to Metra and related software/firmware, and all improvements thereof, including U.S. Copyright Registration 3,066,650 (the "Copyrights");
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(iii) if and to the extent of any interest of PruTech in, all confidential or proprietary ideas, concepts, methods, systems, procedures, inventions, software and other proprietary rights owned by PruTech which relate to Metra as more fully described on Schedule I hereto (the "Technology"),

(iv) PruTech's rights under the Amended and Restated Base Technology License Agreement dated April 11, 1989 between PruTech and OSI (the "Base Technology Agreement") and

(v) PruTech's rights under the License Agreement, dated as of April 26, 1993 among PruTech, LAM Research Corporation and OSI (the "LAM Agreement") (the Patents, the Trademarks, the Copyrights, the Technology, the Base Technology Agreement and the LAM Agreement being collectively referred to herein as the "Acquired Assets").

THE ACQUIRED ASSETS ARE BEING SOLD ON AN "AS-IS, WHERE-IS" BASIS, AND PRUTECH MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUIRED ASSETS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO TITLE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Nanometrics acknowledges that the Patents, Trademarks and Copyrights have lapsed due to the failure to pay maintenance fees. Nanometrics agrees to assume responsibility for payment of such maintenance fees and curing such lapse. In the event payment of such fees does not cure the lapse of any of the Patents, Trademarks or Copyrights, Nanometrics agrees that PruTech shall have no liability to Nanometrics whatsoever. In addition, Nanometrics acknowledges that as of the date hereof PruTech does not have rights to patents, other than the Patents listed on Schedule I, any Trademarks relating to Metra or Copyrights relating to the Metra. If and when OSI assigns any of its rights to Metra related Patents, Trademarks or Copyrights to PruTech, PruTech agrees

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to promptly assign the same to Nanometrics. However, PruTech shall have no liability to Nanometrics whatsoever for the failure of OSI to assign any such rights to PruTech.

(b) Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Nanometrics agrees to assume and become responsible for all liabilities arising from and after the Closing Date (a) with respect to the Patents, the Trademarks and the Copyrights, (b) relating to the Technology, (c) relating to the Base Technology Agreement, (d) relating to the LAM Agreement and (e) for transfer, sales, use and other similar taxes arising in connection with the consummation of the transactions in connection therewith; provided, however, Nanometrics shall not be liable for any taxes based on PruTech's net income or gain related to this transaction (all being hereinafter referred to as the "Assumed Liabilities"). Other than as expressly set forth above in this Section 1(b) and in Section 2, Nanometrics shall have no liability to PruTech whatsoever.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ungaretti & Harris commencing at 9:00 a.m. local time on March 30, 1998, or such other date or place as the Parties may mutually determine (the "Closing Date").

(d) Deliveries at the Closing. At the Closing, (i) PruTech will execute, acknowledge (if appropriate) and deliver to Nanometrics (A) an instrument of assignment, assumption and amendment to the Agreement for License or Sale of Technology dated December 31, 1985 as amended, (B) assignments of PruTech's right, title and interest in and to the Patents, the Trademarks and the Copyrights, if any, and (C) a Bill of Sale for the Technology; and (ii) Nanometrics will execute and deliver to PruTech and OSI (A) the Assignment and Assumption Agreement and (B) the written consent of LAM Research Corporation to the transactions contemplated herein. Nanometrics will deliver or cause to be delivered to PruTech the consideration specified in Section 2 below. The expenses for all filings by Nanometrics with the U.S. Patent and Trademark Office shall be borne by Nanometrics.

2. Purchase Price. On the Closing Date, Nanometrics shall pay PruTech $166,000 payable by wire transfer or certified check.

3. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) Notices and Consents. PruTech will give any notices to third parties, and PruTech will use commercially reasonable efforts to obtain the third party consents described in Schedule 2 hereof.

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4. Miscellaneous.

(a) Further Assurances. After the Closing, each of the Parties shall from time to time, at the request of the other Party and at the sole cost and expense of the requesting Party, execute and deliver such other instruments of conveyance and transfer and take such other actions as the requesting Party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. Any notice provided for in this Agreement must be in writing and must be either (a) personally delivered, (b) mailed by registered or certified first class mail, prepaid with return receipt requested, or (c) sent by a recognized overnight courier service, to the recipient at the address below indicated or (d) by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

If to PruTech:

PruTech Research and Development Partnership II
c/o Specialty Finance
One Seaport Plaza, 28th Floor
New York, New York 10292-0128
(212) 214-1467 (telecopier)
Attention: Brian Martin

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If to Nanometrics:

Nanometrics Incorporated
310 De Guigne Drive
Sunnyvale, California 94086
(408) 720-0196 (telecopier)
Attention: President

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given (w) on the date such notice is personally delivered, (x) four (4) days after the date of mailing if sent by certified or registered mail, (y) one (1) day after the date such notice is delivered to the overnight courier service if sent by overnight courier or (z) with respect to facsimiles, on the earlier of one (1) day after the date such facsimile is delivered to the overnight courier for confirmation or confirmation by telephone to the number designated herein; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Nanometrics and PruTech.

(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j) Expenses. Each of Nanometrics and PruTech will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by an officer thereunto duly authorized as of the date first above written.

PRUTECH RESEARCH AND DEVELOPMENT
PARTNERSHIP II

By: R & D FUNDING CORP,

its General Partner

By:  /s/ Brian J. Martin
     ---------------------
Name:  Brian J. Martin
Title: President, Chief Executive Officer and
       Chairman of the Board of Directors

PRUTECH PROJECT DEVELOPMENT
PARTNERSHIP

By: R & D FUNDING CORP,
its General Partner

By:  /s/ Brian J. Martin
     ---------------------
Name:  Brian J. Martin
Title: President, Chief Executive Officer and
       Chairman of the Board of Directors

NANOMETRICS INCORPORATED

By:  /s/ Vincent J. Coates
     ---------------------
Name:  Vincent J. Coates
Title: Chief Executive Officer

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                              SCHEDULE 1
                           Metra Technology

The Metra product line of automatic critical dimension and overlay registration measurement systems, as generally described in OSI's Brochure No. 5K 12/96, including, but not limited to, the following technology:

1. Video Measurement System including:

Digital CCD camera, full frame 8-bit digitizer, video processing for automatic focus, computer controlled illumination, software including: measurement, focus, and illumination control windows, overlay measurement using Revision II of OSI's Digital Image Folding technology, dual axis measurements without image rotation, statistics, program creation and editing, macro metrology algorithms, programmable I/O control functions, diagnostics.

2. Automatic Pattern Recognition System including:

Dedicated digitizer for X, Y and theta alignment, user-definable global and site alignment targets.

3. Optical System including:

Reichert Polylite optical head, 150 watt xcnon illumination system, automated two-place-fixed-position objective mount with 2.5X and 50X objectives, automated two-position aperture mount, automated two-position intermediate magnification changer with 2X and 4X lenses, active air vibration isolation.

4. LaserLine Autofocus including:

Solid state laser diode, LaserLine imaging system, Z-axis drive mechanism, focus offset capability, Z-graph software.

5. Robotic Wafer Handling including:

Pick-and-place robot, dual end-effector, non-contact pre-aligner, 4" through 8" wafer capability, two cassette positions, notch, major/minor flat capability.

6. Motorized Programmable X, Y Precision Stage including:

8" x 8" travel, crossed roller bearings, closed-loop Heidenhain linear scales and encoders, 0.25 micron resolution.

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7. Micropositioning Z Stage including:

Pneumatically controlled air flexure chuck.

8. Operator Interface including:

14" B/W video image display, 14" color text display, full ASCII keyboard for system setup and programming, joystick stage control.

9. System Electronics including:

90 Mhz Pentium computer, 8Mbyte RAM, 540Mbyte hard disk drive, 3-1/2" floppy disk drive, 250mb tape back-up, 2 RS-232C serial interface ports, 2 parallel ports, STD bus computer with 8088 processor.

10. Metra System Analysis Software.

11. Clean Environment:

Equipped with a fully contained Class I Laminar Flow System. This provides a clean environment that is undisturbed by personnel and provides a basis for SMIF interfacing and bulkhead (through the wall) mounting; and including any addition product enhancements developed as a part of the Metra product line, including but not limited to, overlay analysis, operating system and image processing software as well as electrical mechanical and optical hardware enhancements.

The following two patents are part of the Metra Technology:

U.S. Patent 5,308,036 Kinematic Isolated Stand Connector
U.S. Patent 5,214,492 Apparatus for Producing an Accurately Aligned
                      Aperture of Selectable Diameter

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